                                                                   Exhibit 10(c)
                                                                   -------------

April 28, 1999


Dr. Carl H. Hahn
Porschestrasse 53
38440 Wolfsburg
Germany


Dear Carl:

This letter will confirm our understanding relating to your services as an Advisory Director of TRW. The attached terms and conditions (Exhibit A), together with this letter, constitute our "Agreement."

We will request your advice and counsel from time to time. The services to be performed may include some or all of the following:

(a)      Attendance at all of the Directors' meetings;

(b) Attendance at Committee meetings of the Directors from time to time as requested by the Chairman of the Board; and

(c) Such advice and counsel as may be requested from time to time by the Chairman of the Board.

You understand that you will not be able to exercise voting rights at any meeting of the Directors or Committees of the Directors.

This arrangement will become effective on April 28, 1999 and will continue for one year, terminating on April 28, 2000. Thereafter, the Agreement may be extended on mutually agreeable terms and conditions. The Agreement may be terminated by either TRW or you in accordance with the attached terms and conditions.

As compensation for your services as an Advisory Director, TRW will pay you $90,000 per year, in monthly installments, representing the current annual Directors' retainer of $70,000 and $20,000 in lieu of an annual grant of stock options. These payments are not eligible for the

Carl H. Hahn
April 28, 1999
Page 2

Director's Deferred Compensation Plan. If at any time the current annual retainer for Directors is increased during the term of this Agreement, your compensation will be increased to equal the level of the total cash retainer paid to Directors.

You will be reimbursed for all reasonable, actually incurred travel and other out-of-pocket expenses and costs in conjunction with performing the above services. Receipts for such expenses should be submitted for processing and approval in the same manner as you have been submitting your expenses for your services as a Director.

Sincerely,

/s/ Joseph T. Gorman

Joseph T. Gorman




ACCEPTED:

/s/ Carl Hahn
---------------------
Carl Hahn

Date:   4/28/99
     ----------------------